REID & PRIEST
                              40 West 57th Street
                            New York, NY 10019-4097
                                  212-603-2000


                                       New York, New York
                                       January 5, 1994


Lexington Emerging Markets Fund, Inc.
Park 80 West Plaza Two
Saddle Brook, New Jersey 07663

Gentlemen:

        We have acted as counsel for Lexington Emerging Markets Fund, Inc., a Maryland corporation (the "Company"), in connection with the proposed public offering of shares of common stock, par value $.001 (the "Common Stock"), of its series, Lexington Emerging Market Fund Series (the "Fund"), pursuant to a Registration Statement on Form N-1A, as heretofore amended (File No. 33-73520) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

     We have reviewed the Articles of Incorporation of the Company, its by-laws, resolutions of the Board of Directors of the Company reflecting certain proceedings of the Company, and the Registration Statement (including with exhibits thereto). We have also made such inquiries and have examined originals, certified copies or copies otherwise identified to our satisfaction of such documents, records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion. In addition, we have relied upon the attached opinion of Venable, Baetjer and Howard as to matters of Maryland law.

     The opinions expressed herein are limited to matters of law which govern the due organization of the Fund and the authorization and issuance of the Common Stock. We are members of the Bar of the State of New York and do not hold ourselves out as experts as to the law of any other state or jurisdiction. Based upon and subject to the foregoing, we are of the opinion, and so advise you, as follows:

     (1) The Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

     (2) The 10,000 presently issued and outstanding shares of Common Stock of the Company have been validly and legally issued and are fully paid and nonassessable.

     (3) The shares of Lexington Emerging Markets Fund Series Common Stock of the Company to be offered for sale pursuant to the Registration Statement are, to the extent of the number of shares of that series authorized to be issued by the Company in its Articles of Incorporation, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to the firm as Counsel to the Fund.

                                   Very truly yours,

                                   /s/ Reid & Priest

                        VENABLE, BAETJER AND HOWARD
                              Attorneys at Law
                    1800 Mercantile Bank & Trust Building
                               2 Hopkins Plaza
                        Baltimore, Maryland 21201-2978
                               (410) 244-7400
                             Fax (410) 244-7742



                                    January 5, 1994


Reid & Priest
40 West 57th Street
New York, New York 10019

     Re:  Lexington Emerging Markets Fund, Inc.

Ladies and Gentlemen:

        We have acted as special Maryland counsel for Lexington
Emerging Markets Fund, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its Lexington Emerging Markets Fund Series Common Stock, par value $.001 per share (the "Common Stock").

     As Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined the prospectus included in its Registration Statement on Form N-1A, File No. 33-73520 (the "Registration Statement"), substantially in the form in which it is to become effective (the "Prospectus"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

     We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

     Based on such examination, we are of the opinion and so advise you that:

     1. The Fund is duly organized and validly existing as a corporation in good standing under the laws of the State of Maryland.

     2. The 10,000 presently issued and outstanding shares of Common Stock of the Fund have been validly and legally issued and are fully paid and nonassessable.

     3. The shares of Lexington Emerging Markets Fund Series Common Stock of the Fund to be offered for sale pursuant to the Prospectus are, to the extent of the number of shares of that series authorized to be issued by the Fund in its Articles of Incorporation, duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will have been validly and legally issued and will be fully paid and nonassessable.

     This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "Blue Sky" laws of Maryland, to federal securities laws or to other laws.

     You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as a exhibit to the Registration
Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   /s/ Venable, Baetjer and Howard